UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Drew Industries Incorporated
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3501 County Road 6 East
Elkhart, IN 46514
(574) 535-1125
(574) 217-0358 (Fax)

Commencing on or about May 13, 2015, Drew Industries Incorporated provided the following information to certain stockholders:

May 13, 2015

Re:	Supplemental Information Relating to 2015 Annual Meeting of Stockholders of Drew Industries Incorporated (the “Company”) to be held May 21, 2015

Dear Stockholder:

By now you should have received Drew Industries Incorporated’s Notice of Annual Meeting of Stockholders and Proxy Statement (the “2015 Proxy Statement”), and you may have received the reports by proxy advisory firms as well, including Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”), providing recommendations to stockholders on how to vote on the matters presented at our Annual Meeting. We are writing to ask for your support at the upcoming Annual Meeting by voting in accordance with the recommendations of our Board on all proposals. Particularly, we are requesting your support by voting “FOR” Proposal 1 to amend the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock, and voting “FOR” the election of Leigh J. Abrams, our Chairman Emeritus and one of our directors subject to election pursuant to Proposal 3, our Election of Directors proposal. In deciding how to vote on the proposals, we encourage you to read the relevant portions of our Proxy Statement (available at www.drewindustries.com/investor-relations/proxy-materials) and consider the supplemental information below:

Proposal 1 - Amendment of Certificate of Incorporation to Increase the Authorized Shares of Common Stock.

At the Annual Meeting there will be presented a proposal to approve the adoption of an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 shares to 75,000,000 shares. As of March 27, 2015, there were 24,132,820 shares of our Common Stock outstanding, and an additional 1,251,712 shares reserved for issuance under the Company’s Equity Award and Incentive Plan.

ISS has recommended a vote “AGAINST” the proposal, using a formulaic approach of determining an allowable increase in a company’s authorized shares based on the company’s TSR performance, past issuance of shares, and the presence of any specific needs. ISS has not cited any substantial concerns about the Company’s past use of shares; rather, based on the number of shares remaining available to the Company and past shareholder returns, ISS determined that an allowable increase should be 100% of the Company’s existing authorized shares. GL, on the other hand, has recommended a vote “FOR” the proposed increase in authorized shares.

We believe that a vote “FOR” this increase in the number of shares is in the best interests of stockholders. Although we have not cited any specific risks if the proposal is not approved at the Annual Meeting, we selected an amount of additional shares higher than 100% based on a long-term thought process and approach, not just based on a model that simply calculates an acceptable threshold. As stated in the 2015 Proxy Statement, the Board of Directors believes that the availability of additional authorized but unissued shares of Common Stock will provide the Company with the flexibility to issue Common Stock for a variety of corporate purposes. Increasing the number of shares of Common Stock that the Company is authorized to issue would give the Company additional flexibility to adjust the stock price trading range with future stock splits and stock dividends, or to reserve additional shares for issuance under employee benefit plans. The Company could also use the additional shares of Common Stock to raise equity capital and to make acquisitions through the use of Common Stock, although we do not currently have any plans to do so. Delaware law does not limit the number of shares a company may authorize. Since the number of issued shares and shares available for grant under the Company’s Equity Award and Incentive Plan are getting close to the current authorized number of common shares, we felt that a number higher than 100% was warranted for the purposes stated above and so we would not have to potentially come back to stockholders again in the near term for additional increases.

We disagree with ISS’ recommendation and urge stockholders to vote “For” the proposal to increase the Company’s authorized shares of Common Stock from 30,000,000 shares to 75,000,000 shares.

Election of Director Leigh J. Abrams

Following the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated nine persons named in the 2015 Proxy Statement for election to the Board of Directors at the Annual Meeting, to serve as Directors until the next annual election. The biographies of each of the nominees, as well as the Board’s reasons for their recommendation, are included in the 2015 Proxy Statement.

ISS has recommended a vote “FOR” each of the director nominees in the 2015 Proxy Statement, with the exception of Leigh J. Abrams, for whom they have recommended that stockholders “WITHHOLD” their votes because Mr. Abrams has served as a “non-independent” member of the Board’s key committees based on the standards of ISS. GL, on the other hand, has recommended a vote “FOR” Mr. Abrams.

Mr. Abrams, Chairman Emeritus, has been a member of our Board of Directors since 1984 and was Chairman of the Board of Directors from January 2009 to May 2014. He was Chief Executive Officer of the Company from March 1984 to December 2008 and President from March 1984 until May 2008. Mr. Abrams retired as an executive officer of the Company seven years ago in 2008. In accordance with NYSE guidelines, the Board determined that Mr. Abrams qualified as an “independent” director in 2014, at which time he was appointed to the Audit, Compensation and Corporate Governance and Nominating Committees. However, because of his past position as CEO of the Company, ISS continues to view Mr. Abrams as non-independent and, as a result, disfavors his role on key board committees.

Mr. Abrams has particular knowledge of our Company and the industries to which we sell our products, extensive experience with corporate management, acquisitions, governance and strategic planning, accounting and financial acumen, investor relations, and public company board experience. His experience and skills, we believe, provide the Board with unique insight regarding the challenges facing the Company and our industry from time to time, as well as the issues being addressed by each of our key Board committees. Mr. Abrams is also a Certified Public Accountant, which qualifies him as a financial expert for service on our Audit Committee. Mr. Abrams is an active and engaged Board member, who makes frequent and valuable contributions to Board discussions and decisions. We do not believe his contributions as a member of our Board or any Board committees are in any way limited by his previous tenure at the Company, and we do not believe that his past role as CEO seven years ago is a reason to remove Mr. Abrams from our key Board committees, much less from our Board.

We disagree with ISS’ recommendation and urge stockholders to vote “For” the election of Leigh J. Abrams to the Board.

The 2015 Annual Meeting of Stockholders of the Company will continue to be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201, commencing at 9:00 a.m., local time, on Thursday, May 21, 2015, for the purpose of considering the proposals set forth in the 2015 Proxy Statement.

Your vote is important regardless of the number of shares you own. If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the 2015 Proxy Statement and vote again. If you have not yet submitted a proxy, we urge you to vote by following the procedures described in the 2015 Proxy Statement.

Georgeson Inc. is assisting us in the solicitation of proxies for the Annual Meeting. If you have questions or need assistance in voting your shares, please contact:

William P. Fiske
Georgeson Inc.
(201) 222-4250
bfiske@georgeson.com

We appreciate and thank you for your continued support of Drew Industries.

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